Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Greenland Technologies Holding Corporation

11-F, Building #12, Sunking Plaza, Gaojiao Road, Hangzhou 311122

Zhejiang Province, People’s Republic of China

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 3rd, 2020, relating to the consolidated financial statements and schedules of Greenland Technologies Holding Corporation and its subsidiaries (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO China Shu Lun Pan Certified Public Accountants LLP

BDO China Shu Lun Pan Certified Public Accountants LLP

Shanghai, People’s Republic of China

May 6th, 2020